                                                                     EXHIBIT 5.1

                                                  Business Objects S.A.
                                                  European Headquarters
                                                  157-159 rue Anatole France
                                                  92309 Levallois-Perret
                                                  France

                                                  November 6, 2002



        Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 500,000 ordinary shares, nominal value 0.10 euro per ordinary share (the "Shares"), of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

        i. a certified copy of the eighth resolution of the extraordinary general meeting of the shareholders of the Company held on June 5, 2002, authorizing inter alia the board of directors of the Company to issue 260,000 shares under the French Employees Savings Plan, (the "Savings Plan") to the benefit of employees of the Company who have adhered or will adhere to the Savings Plan and deciding the waiver of the preferential subscription right of the shareholders to the shares to be issued;

        ii. a certified copy of the tenth resolution of the extraordinary general meeting of shareholders of the Company held on June 5, 2002 authorizing inter alia the board of directors of the Company to issue 240,000 shares pursuant to the 1995 International Employee Stock Purchase Plan, (the "1995 Purchase Plan") to the benefit of Business Objects SA Employee Benefits Trust and deciding the waiver of the preferential subscription right of the shareholders to the shares to be issued; and

        iii. a copy of the by-laws (statuts) of the Company dated as of July 15, 2002 (the "Statuts"),

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

        In the context of such examination we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued pursuant to the shareholders resolutions referred to in paragraphs (i) and (ii) above, to the extent they are issued in compliance with the provisions of the relevant plan, the Statuts and the then applicable law, and are fully paid up in accordance with the provisions of the relevant plan, will be validly issued and fully paid up.

        We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

                                                        Very truly yours,

                                                        /s/ Shearman & Sterling

HL/SLT/sdlo